==============================================================================
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
              Securities Exchange Act of 1934 (Amendment No.     )

                                ---------------

[x]    Filed by the Registrant
[_]    Filed by a Party other than the Registrant

Check the Appropriate Box:
[ ]    Preliminary Proxy Statement      [_]  Confidential.  For use of the Commission
[x]    Definitive Proxy Statement            Only (as permitted by Rule 14a-b (e)(2))
[_]    Definitive Additional Materials
[_]    Soliciting Material Pursuant to
       Rule 14a-11(c) or Rule 14a-12

                             BRAZIL FAST FOOD CORP.
                (Name of Registrant as Specified in Its Charter)

                          ___________________________
       (Name of Person filing Proxy Statement, if other than Registrant)
                                 ------------

Payment of Filing Fee (check the appropriate box):
[x]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ------------------------------------------------------------------

     5)   Total fee paid:

          ------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
                                 _________________________________________

     2)   Form, Schedule or Registration Statement No.:
                                                       ___________________

     3)   Filing Party:
                       ___________________________________________________

     4)   Date Filed:
                     _____________________________________________________

                        Copies of all communications to:

                               IRA ROXLAND, Esq.
               Cooperman, Levitt, Winikoff, Lester & Newman, P.C.
                                800 Third Avenue
                           New York, New York  10022
                              Tel: (212) 688-7000
                              Fax: (212) 755-2839
================================================================================

                            BRAZIL FAST FOOD CORP.

[LOGO OF BOB'S           Av. Brasil, 6431--Bonsucesso
 BRAZIL FAST                     CEP 21040-360
 FOOD CORP.]                Rio de Janeiro, Brazil

                               ----------------

                                   NOTICE OF
                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 25, 1999

                               ----------------

To the Stockholders of
 Brazil Fast Food Corp.:

  Please note that our annual meeting of stockholders will be held at our corporate headquarters at Av. Brasil, 6431--Bonsucesso, CEP 21040-360, Rio de Janeiro, Brazil on Friday, June 25, 1999 at 10:00 a.m., for the following purposes:

    1. To elect six directors for the ensuing year.

    2. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to effectuate a one-for-four reverse split of the Company's common stock.

    3. To transact such other business as may properly come before the Meeting.

  Only stockholders of record at the close of business on May 28, 1999 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          Carlos Henrique da Silva Rego
                                          Secretary

Rio de Janeiro, Brazil
June 1, 1999

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY OUR BOARD OF DIRECTORS, AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING BY GIVING WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                            BRAZIL FAST FOOD CORP.
                         Av. Brasil, 6431--Bonsucesso
                                 CEP 21040-360
                            Rio de Janeiro, Brazil

                               ----------------

                                PROXY STATEMENT

                               ----------------

   This Proxy Statement is being mailed on or about June 1, 1999 to all record owners of shares of our common stock as of the close of business on May 28, 1999 in connection with the solicitation by our board of directors of proxies for our annual meeting of stockholders to be held on June 25, 1999. Proxies will be solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by us. All proxies properly executed and received by the persons named as proxy will be voted on all matters presented at the meeting in accordance with your specifications as set forth in the proxy or, in the absence of specified instructions, will be voted for the named nominees to the board and in favor of the proposal to amend our Certificate of Incorporation to effectuate a one-for-four reverse split of our common stock. We do not know of any other matter that may be brought before the meeting but, in the event that any other matter should come before the meeting or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable. You may revoke your proxy at any time before the meeting by

  . written notice to such effect received by us at the address set forth above, Attn: Corporate Secretary

  .  by delivery of a subsequently dated proxy.

  .  by attending the meeting and voting in person.

   There were 12,943,679 shares of our common stock outstanding as of May 28, 1999. Our common stock is our only class of securities entitled to vote, each share being entitled to one non-cumulative vote. A majority of the shares of common stock outstanding and entitled to vote, or 6,471,840 shares, must be present at the meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. The presence of a quorum and a vote of a majority of the shares of common stock present and voting, in person or by proxy, is required to pass upon the election of our board, and the affirmative vote of holders of a majority of all outstanding shares of common stock entitled to vote at the meeting is required to pass upon the proposal to amend our Certificate of Incorporation.

   Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Meeting, whereas broker nonvotes will not be counted for purposes of determining whether a proposal has been approved. "Broker nonvotes" are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted.

   Only stockholders of record as of the close of business on May 28, 1999 will be entitled to vote. A list of stockholders entitled to vote at the meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

   Unless otherwise specified, all references in this proxy statement to (i) "reais," the "real" or "R$" are to the Brazilian real (singular), or to the Brazilian reais (plural), the legal currency of Brazil, and (ii) "U.S. dollars" or "$" to United States dollars. On May 26, 1999, one real equaled
0.5872 U.S. dollars.

                             ELECTION OF DIRECTORS

  All of our current directors are up for reelection this year to serve for an additional term of one year or until their respective successors are elected and qualified.

Information Concerning Nominees

The following table sets forth each director's

  .  position and offices presently held

  .  age

  .  tenure as a director

                                      Position and offices presently          Director
          Name            Age              held with the company               since
          ----            ---         ------------------------------          --------
Omar Carneiro da Cunha..   52 Chairman of the Board                             1996
Peter van Voorst Vader..   45 President, Chief Executive Officer and Director   1996
Ian S. Barnett..........   44 Director                                          1996
Lawrence Burstein.......   56 Director                                          1996
Jose Ricardo Bosquet
 Bomeny.................   57 Director                                          1996
Carlos Gustavo Perret
 Simas..................   29 Director                                          1997

  Omar Carneiro da Cunha is a founding principal of Bond Consultoria Empresarial S/C Ltda., a Brazilian business consultancy. He is also an international strategy consultant for AT&T Brazil, having served as its Chief Executive Officer from September 1995 to December 1997. From 1967 until 1994, Mr. Carneiro da Cunha held a variety of positions with Shell Brasil S.A. and its affiliates including serving as President of Shell Brasil S.A. from 1992 until 1994. Mr. Carneiro da Cunha received a B.A. in Economics from the University of Political and Economical Sciences of Rio de Janeiro and a degree in Finance Administration from Fundacao Getulio Vargas.

  Peter J. F. van Voorst Vader has been our chief executive officer since March 1996. Prior to that date and from 1995, he was an independent business consultant. From 1992 until 1995, Mr. van Voorst Vader was a retail sales manager for Shell Nederland Verkoopmaatschapppij B.V., overseeing the operations of 800 gas stations. From 1985 until 1992, Mr. van Voorst Vader held several positions with Shell Brazil including sales promotion manager, marketing communications manager and retail development manager. From 1983 until 1985, he was employed by Shell International Petroleum Company as a regional brand and communications assistant for Africa, the Middle East, the Far East and South America. From 1980 to 1983, Mr. van Voorst Vader was a Commercial Assistant for Shell Italia. Mr. van Voorst Vader received a B.S. in Hotel Management from both the Hogere Hotel School in The Hague, Holland and Florida International University. Mr. van Voorst Vader also has a Masters Degree in International Business from Florida International University.

  Ian S. Barnett is a founder of Heptagon Investments Limited and has been a director of such concern since February 1992. Between January 1991 and February 1992, Mr. Barnett was a private investor. From September 1986 to January 1991, Mr. Barnett was employed by UTBS Ltd., which was then known as UTBS (Securities) Ltd., the investment banking entity of Union Bank of Switzerland in London, where he developed corporate finance activity in the Nordic countries. From June 1979 until August 1985, Mr. Barnett was with the Toronto-Dominion Bank, where he held a number of positions in the Bank's Latin American Division, including business development throughout Latin America. Mr. Barnett is a graduate of Queen's University, Canada, and received an MBA from INSEAD, Fontainebleau, France.

  Lawrence Burstein is and since March 1996 has been president, a director and the principal shareholder of Unity Venture Capital Associates Ltd., a private investment banking firm. He is also president, a director and principal shareholder of Unity First Acquisition Corp., a publicly held "blank check" company which has recently announced its intention to merge with GraphOn Corporation, a privately owned software developer. Mr. Burstein, who was also our president from our inception until March 1996, is a director of three other public companies, being, respectively, CAS Medical Systems, Inc., engaged in the manufacture and marketing of blood pressure monitors and other medical products principally for the neonatal market, The MNI Group Inc., engaged in the marketing of specially formulated health foods and THQ, Inc., a developer of electronic game cartridges. Mr. Burstein received an LL.B. from Columbia Law School.

  Jose Ricardo Bosquet Bomeny founded BigBurger Ltda. in 1975 and was its president until we acquired this company in July 1996. He currently owns another fast food business, which is not competitive with our business, as well as six gas stations and two parking lots.

  Carlos Gustavo Perret Simas has been a partner of Banco Icatu S.A. since 1994, being originally responsible for its research department and currently one of the partners responsible for its investment banking division. Between 1991 and 1994, Mr. Simas held a variety of positions of increasing responsibility at Banco Icatu. Prior thereto, he was employed by BNDES, the Brazilian National Development Bank. Mr. Simas holds a degree in Economics from PUC-Rio.

  Under the terms of a stockholders' agreement dated as of August 11, 1997 among AIG Latin America Equity Partners, Ltd. and all of our current executive officers and directors and certain of their affiliates, each of these persons have agreed to vote their respective shares of our common stock to elect as directors, respectively, two designees of Shampi Investments A.E.C. (Messrs. Carneiro da Cunha and van Voorst Vader), two designees of Mr. Burstein and certain other former executive officers and directors of the Company (Messrs. Barnett and Burstein), one designee of BigBurger Ltda. (Mr. Bomeny) and one designee of AIGLAEP (Mr. Simas). Under certain circumstances, AIGLAEP may designate additional directors.

Identification of our Executive Officers

  (Excludes executive officers who are also directors).

             Name              Age          Position                     Biography
             ----              ---          --------                     ---------
 Carlos Henrique da Silva Rego  36 Vice President--Finance    Our chief financial officer
                                   and Chief Financial        since February 1998. Prior to
                                   Officer                    this date and from 1994, he was
                                                              financial controller of Castrol
                                                              Brasil Ltda., a subsidiary of
                                                              Burhma Castrol Plc. Mr. Rego
                                                              previously held a variety of
                                                              positions with Pepsico Inc.,
                                                              including finance manager for
                                                              Latin America. Mr. Rego holds a
                                                              B.A. in Accounting and an MBA
                                                              from the Universidade Federal
                                                              do Rio de Janeiro.

  Executive officers are elected annually by our board to hold office until the first meeting of our board following the next annual meeting of stockholders and until their successors are chosen and qualified.

Information Concerning our Board

  Our board held six meetings during the year ended December 31, 1998. All then incumbent directors attended 100% of such meetings.

  Our board's compensation committee is charged with reviewing and recommending to our board compensation programs for our executive officers and key employees. The compensation committee, which is currently composed of Messrs. Carneiro da Cunha, van Voorst Vader and Burstein, held three meetings during the year ended December 31, 1998, with all of its members in attendance.

  Our board's audit committee is charged with the review the activities of our independent auditors, including, but not limited to, fees, services and scope of audit. The audit committee is presently composed of Messrs. Carneiro da Cunha, van Voorst Vader and Burstein, with Mr. van Voorst Vader serving in an ex officio, non-voting capacity. The audit committee held one meeting during the year ended December 31, 1998, with all of its members in attendance.

Directors' Compensation

  Directors receive no cash compensation for attending board meetings other than reimbursement of reasonable expenses incurred in attending such meetings.

  We compensate our directors on an annual basis for their services through grants of options to acquire shares of our common stock, exercisable at the prevailing market price of the our common stock on the respective grant dates, with the next such grants scheduled to be made on the date of the meeting.

         PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION TO EFFECTUATE
          A ONE-FOR-FOUR REVERSE SPLIT OF THE COMPANY'S COMMON STOCK

  On March 29, 1999 our board adopted a resolution, subject to stockholder approval, to amend our Certificate of Incorporation to implement a one-for-four reverse split of our common stock. The effect of the proposed reverse split will be that the total number of shares of our common stock held by each stockholder will be automatically converted into that number of whole shares of common stock equal to the number of shares of common stock owned immediately prior to the reverse split divided by four adjusted, as described below, for any fractional shares. For example, a stockholder owning 100 shares of common stock will, after effecting the reverse split, own 25 shares of common stock (100 / 4 = 25).

  If the proposal is adopted by our stockholders, each stockholder's percentage ownership interest and proportional voting power will remain unchanged, except for minor differences resulting from adjustments for fractional shares. Your rights and privileges as holders of common sock will be substantially unaffected by the adoption of this proposal.

  No certificates or script representing fractional shares of our common stock will be issued to stockholders because of the reverse split. All fractional shares for one-half share or more will be increased to the next higher whole number of shares and all fractional shares of less than one-half share will be decreased to the next lower whole number of shares.

Reasons for the Proposed Reverse Split

  Our shares of common stock are listed on the NASDAQ SmallCap Market. Over the past several months, the market price of our common stock has consistently been quoted at less than $1.00 per share. NASDAQ Rule 4310(c)(4) requires that we maintain a minimum bid price in excess of $1.00 per share in order to continue the listing of our common sock on the NASDAQ SmallCap Market.

  We believe that if the reverse split is approved by our stockholders at the meeting, and the reverse split is implemented, then our shares of common stock will have a minimum bid price in excess of $1.00 per share.

  If the reverse split is not approved by our stockholders and if the market price of our common stock continues to be less than $1.00 per share, it is likely that our shares of common stock will be delisted from the NASDAQ SmallCap Market. In such event, we expect our shares will be traded in the over-the-counter market.

We anticipate that they will be quoted on the OTC Bulletin Board, an NASD sponsored and operated inter-dealer automated quotation system for equity securities, as well as in the NQB Pink Sheets.

  The OTC Bulletin Board was introduced as an alternative to "pink sheet" trading of over-the-counter securities. Although we believe that the OTC Bulletin Board has been recognized by the brokerage community as an acceptable alternative to the NQB Pink Sheets, we cannot assure stockholders that the liquidity and prices of our common stock in the secondary market will not be adversely affected.

  Further, trading in our shares would be subject to the requirements of the SEC's penny stock rules. These rules require the delivery prior to any penny stock transaction of a disclosure schedule explaining the penny stock market and all associated risks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, which are generally defined as institutions or an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with the spouse. For these types of transactions the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale, In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit its market price and liquidity.

Implementation of the Proposed Reverse Split

  The reverse split will be implemented by amending present Article IV of our Certificate of Incorporation to add a provision substantially similar to the following:

  "At 5:00 p.m., E.D.T., on the date of the filing of this Certificate of Amendment to the Certificate of Incorporation, all outstanding shares of Common Stock held by each holder of record on such date shall be automatically combined at the rate of one-for-four without any further action on the part of the holders thereof or this Corporation. No fractional shares will be issued. All fractional shares for one-half share or more shall be increased to the next higher whole number of shares and all fractional shares of less than one-half share shall be decreased to the next lower whole number of shares, respectively."

  Assuming the reverse split is approved by our stockholders, an appropriate amendment to our Certificate of Incorporation will be filed with the Delaware Secretary of State, and the reverse split will become effective as of 5:00 p.m., E.D.T., on the date of such filing. All shares of our common stock held by stockholders of record will be converted at 5:00 p.m., E.D.T., on such date without any further action on our part or that of our stockholders, into that number of whole shares of new common stock equal to the number of shares owned immediately prior to the reverse split divided by four, adjusted for any fractional shares.

Principal Effects of the Proposed Reverse Split

  Stockholders have no right under Delaware law or under our Certificate of Incorporation or by-laws to dissent from the reverse split, or to dissent from the rounding to the nearest whole share of any fractional share resulting from the reverse split in lieu of issuing fractional shares.

  On the effective date of the reverse split, the interest of each stockholder of record who owns fewer than two shares of our common stock will be terminated, and he or she will have no right to vote as a stockholder or share in our assets or any of our future earnings.

  We had an authorized capitalization as of May 28, 1999 of 40,000,000 shares of common stock. Our authorized capital stock will not be reduced or otherwise affected by the reverse split. The number of issued and outstanding shares of our common stock as of May 28, 1999 was 12,943,679. Based on our best estimates, the aggregate number of shares of common stock that will be issued and outstanding following the reverse split will be 3,235,290.

  As of May 28, 1999, there were outstanding options expiring at various dates through February 2006 to purchase an aggregate of 758,850 shares of our common stock at exercise prices ranging from US$.719 per share to US $3.25 per share. These options, which were issued pursuant to our stock option plan, are subject to adjustment in the event of a change in capitalization, such as a reverse split, so that following the reverse split the number of shares of common stock issuable upon exercise of outstanding options and the number of shares of common stock available for grant will be reduced to 189,713, and the exercise price of each outstanding option is expected to be approximately four times the current exercise price.

  As of May 28, 1999, there were outstanding warrants expiring at various dates through October 31, 2002 to purchase an aggregate of 5,661,000 shares of our common stock at exercise prices ranging from US$4.00 per share to US$7.92 per share. These warrants are subject to adjustment in the event of a change in capitalization, such as a reverse split, so that following the reverse split the number of shares of common stock issuable upon exercise of outstanding warrants will be reduced to 1,415,250 and the exercise price of each outstanding warrant is expected to be approximately four times the current exercise price.

  The following table illustrates

  . the principal effects of the proposed reverse split and decrease in outstanding common stock

  . the principal effects of the proposed reverse split upon certain of our financial data,

assuming no additional shares of common stock are issued prior to the reverse split effective date as a result of the exercise of any options or warrants:

                                           Immediately Prior to
                                             Proposed Reverse    After Proposed
                                                  Split         Reverse Split(1)
                                           -------------------- ----------------
   Common Stock:
   Authorized.............................      40,000,000         40,000,000
   Issued.................................      12,943,679          3,235,920(2)
   Reserved for:
     Exercise of outstanding options......         758,950            189,713
     Options available for grant..........         241,050            810,287
     Exercise of outstanding warrants.....       5,661,000          1,415,250
   Par value..............................          $.0001         $    .0001

                                                    As of
                                                 December 31, As Adjusted for
                                                     1998     Reverse Split(1)
                                                 ------------ ----------------
   Certain Financial Data (in thousands, except
    share amounts):
   Stockholders' equity:
     Common Stock...............................  R$      1      R$      1
     Additional paid-in capital.................     46,226         46,226
     Accumulated deficit........................    (25,902)       (25,902)
     Accumulated comprehensive loss.............       (328)          (328)
                                                  ---------      ---------
   Total stockholders' equity...................  R$ 19,997      R$ 19,997
                                                  =========      =========
   Book value per share.........................  R$   1.55      R$   6.20
                                                  =========      =========
   Net income (loss) per share..................  R$  (1.13)     R$  (4.52)
                                                  =========      =========

--------
(1) Subject to further non-material adjustment for the elimination of fractional shares.
(2) Rounded up to next whole number.

  The reduction in the number of issued and outstanding shares of our common stock caused by the reverse split is expected to increase the market price of our common stock, thus making our common stock eligible for continued listing on the Nasdaq SmallCap Market. The expected increased price level may also encourage interest and trading in our common stock and possibly promote greater liquidity for our shareholders, although such liquidity could be adversely affected by the reduced number of shares of our common stock outstanding after the reverse split.

  There can be no assurance that the market price of our common stock after the proposed reverse split will be four time the market price per pre-reverse split share, that such price will either exceed or remain in excess of our common stock's current market price or that our common stock will be re-eligible for trading on Nasdaq. Further, there can be no assurance that the market for our common stock will improve after the proposed reverse split or that we will continue to satisfy all of the other NASDAQ requirements to continue the listing of our common stock on the NASDAQ SmallCap Market.

  Our common stock is currently registered under Section 12(g) of the Exchange Act and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse split will not affect the registration of our common stock under the Exchange Act.

  If approved, the reverse split will result in some stockholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

Exchange of Stock Certificates

  If the proposal is adopted, you will be required to exchange your stock certificates for new certificates representing post-reverse split shares of our common stock. Stockholders of record on June 25, 1999 will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by our transfer agent. You will not have to pay a transfer fee or other fee in connection with the exchange of certificates. You should not submit any certificates until requested to do so.

Federal Income Tax Consequences

  The following description of federal income tax consequences is based on the Internal Revenue Code, applicable Treasury Regulations, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers, such as non-U.S. citizens, non-resident aliens, broker-dealers or insurance companies. You are urged to consult your own tax advisors to determine the particular consequences which may affect you.

  The exchange of shares of our common stock for shares of post-reverse split common stock will not result in recognition of gain or loss. The holding period of the shares of our common stock will include the stockholder's holding period for the shares of pre-reverse split common stock exchanged, provided that such shares were held as a capital asset. The adjusted basis of the shares of post-reverse split common stock will be the same as the adjusted basis of the shares of pre-reverse split common stock exchanged.

Recommendation and Vote

  The affirmative vote of the holders of a majority of all of the outstanding shares of our common stock is required for approval of this proposal. Our board recommends a vote FOR this proposal.

                            EXECUTIVE COMPENSATION

  Set forth below is the aggregate compensation that we paid for services rendered in all capacities to us during the years ended December 31, 1998, 1997 and 1996 by our chief executive officer and by our only other executive officer during the year ended December 31, 1998.

                          Summary Compensation Table

                                                                Long Term Compensation
                                                            ------------------------------
                                    Annual Compensation            Awards         Payouts
                                --------------------------- -------------------- ---------
                                                                                   Long
                                                            Restricted             Term
        Name and         Fiscal                Other Annual   Stock    Number of Incentive  All Other
   Principal Position     Year   Salary  Bonus Compensation   Awards    Options   Payouts  Compensation
   ------------------    ------ -------- ----- ------------ ---------- --------- --------- ------------
Peter van Voorst Vader    1998  $116,000  --       --          --        17,500     --         --
 .......................  1997  $120,000  --       --          --       150,000     --         --
 Chief Executive Officer  1996  $114,750  --       --          --                   --         --
Carlos Henrique Rego ...  1998  $116,000  --       --          --        15,000     --         --
 Vice President Finance

                       Option Grants in Last Fiscal Year

                            Number of   Percent of
                              Shares   Total Options Exercise             Grant
                            Underlying  Granted to   or Base              Date
                             Options   Employees in   Price   Expiration Present
           Name              Granted    Fiscal Year   (S/SH)     Date     Value
           ----             ---------- ------------- -------- ---------- -------
Peter van Voorst Vader.....   17,500      100.0%      $2.52    5/29/03     (1)

--------
(1) Present value is estimated on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions used for grants in 1998; risk free interest rate of 5.07%; no expected dividend yield; expected lives of 5 years; and expected stock price volatility of 50%.

  Set forth below is further information with respect to unexercised options held by our executive officers to purchase our common stock:

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

                                                   Number of Unexercised
                           Number of           Securities Underlying Options          Value of Unexercised
                            Shares                 at December 31, 1998               In-the-Money Options
                          Acquired on  Value   ---------------------------------    -------------------------
          Name             Exercise   Realized  Exercisable       Unexercisable     Exercisable Unexercisable
          ----            ----------- -------- ---------------   ---------------    ----------- -------------
Peter van Voorst Vader..      --        --               152,000            50,000      --           --

Employment Agreements

  Mr. van Voorst Vader is party to an employment agreement with us, which is scheduled to expire in February 2002, which calls for him to serve as our chief executive officer at a current salary of R$141,600 per annum, with provision for annual bonuses based upon future results of operations, in such amounts, if any, as may be determined from time to time at the discretion of our board.

  Mr. Rego is party to an employment agreement with us, which is scheduled to expire on February 1, 2002, which calls for him to serve as our vice-president-finance and chief financial officer at a current salary of R$147,600 per annum. This employment agreement contains a discretionary bonus provision substantially identical to those contained in Mr. van Voorst Vader's employment agreement.

Change of Control Arrangements

  Our employment arrangements with our two executive officers provide that if we terminate the employment of either of them, other than for cause, following a change of control, or any such person voluntarily terminates such employment within 180 days subsequent to a change of control, we shall have to pay to such person an amount of money equal to 2.9 times his base amount (a term defined in the Internal Revenue Code, which essentially is such person's annualized compensation).

  Further, all options, warrants and other rights to acquire our securities we previously granted to any such persons and outstanding upon a change of control shall fully vest and become immediately exercisable.

  Change of control is defined as either (i) the acquisition by a person or group of persons acting in concert of 20% or more beneficial ownership of our common stock or (ii) the commencement or announcement of an intention to make a tender or exchange offer for 30% or more beneficial ownership of our common stock or (iii) the acquisition by a person or group of persons acting in concert of 10% or more beneficial ownership of our common stock, when such person's ownership interest is deemed by our Board to have a material adverse impact on our business or prospects.

  The stockholders' agreement discussed in the section entitled "Election of Directors", among other matters, affords AIGLAEP and certain of its transferees the right to designate one member of our board. AIGLAEP also is afforded the right to nominate additional directors which, under certain circumstances, may enable AIGLAEP to designate directors constituting a majority of our board, such as through an expansion of our board and the filling of vacancies created by the resignation of certain directors serving at such time, if we do not attain certain operating goals. The stockholders' agreement requires the other parties to the stockholders' agreement to take any and all action, including voting their respective shares of common stock, to cause the nominee(s) designated by AIGLAEP to be elected to our Board.

Report on Executive Compensation

  We have a compensation committee charged with reviewing and recommending to our board compensation programs for our executive officers.

 Compensation Philosophy

  We believe that executive compensation should:

    . provide motivation to achieve goals by tying executive compensation to company performance, as well as affording recognition of individual performance.

    . provide compensation reasonably comparable to that offered by other companies in a similar industry, and

    . align the interests of executive officers with the long-term interests of our stockholders through the award of equity purchase opportunities.

  Our compensation plan is designed to encourage and balance the attainment of short-term operational goals, as well as the implementation and realization of long-term strategic initiatives. As greater responsibilities are assumed by an executive officer, a larger portion of his compensation is "at risk."

  This philosophy is intended to apply to all management, including Peter van Voorst Vader, our Chief Executive Officer.

 Compensation Program

  Our executive compensation program has two major components: base salary and long-term equity incentives.

  We seek to position total compensation at or near the median levels of other companies in a similar industry in Brazil.

  Individual performance reviews are generally conducted annually. Increases in 1998 were based on an individual's sustained performance and the achievement of our revenue, income and earnings per share goals. We do not assign specific weighing factors when measuring performance; rather, subjective judgment and discretion is exercised in light of our overall compensation philosophy.

  Base salary is determined by evaluation individual responsibility and performance.

  Our board believes that executive officers who are in a position to make a substantial contribution to long-term success and to build stockholder value should have a significant equity stake in our on-going success. Accordingly, one of our principal motivation methods has been the award of stock options. In addition to financial benefits to executive officers, if the price of our common stock during the term of any such option increases beyond such options exercise price, the program also creates an incentive for executive officers to remain with us since options generally vest and become exercisable over several years and the first increment is not exercisable until one year after the date of grant.

 Chief Executive Officer Compensation

  Peter van Voorst Vader's compensation is determined substantially in conformity with the compensation philosophy, discussed above, that is applicable to all of our executive officers. Performance is measured against pre-defined financial, operational and strategic objectives.

  In establishing Mr. van Voorst Vader's base salary, our board took into account both corporate and individual achievements.

  Mr. van Voorst Vader's performance objectives included quantitative goals related to increasing revenues and earnings per share. His goals also included significant qualitative objectives such as evaluating acquisition opportunities.

  In measuring Mr. van Voorst Vader's performance against these goals, our board took note of the fact that our system-wide sales for the year ended December 31, 1998 reflected approximate increases of 7%, 30% and 58% over 1997, 1996 and 1995 levels, respectively. Note was also taken of the quarter to quarter reduction in 1998 operating losses. In addition, under Mr. van Voorst Vader's leadership, we increased our total retail outlets from 78 in April 1996, when Mr. Van Voorst Vader became our chief executive officer, to 160 at the end of 1998.

 Tax Considerations

  Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million paid to the chief executive officer and the four most highly compensated officers. Certain performance-based compensation is excluded by Section 162(m)(4)(C) of the Code in determining whether the $1 million cap applies. Currently, the total compensation, including salary, bonuses and excludable stock options for any of the named executives does not exceed this limit. If in the future this regulation becomes applicable to us, our Board will not necessarily limit executive compensation to that which is deductible, but will consider alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its overall compensation objectives and philosophy.

 Summary

  Our board, through its compensation committee, will continue to review our compensation programs to assure such programs are consistent with the objective of increasing stockholder value.

                            THE BOARD OF DIRECTORS

                       Omar Carneiro da Cunha, Chairman
                            Peter van Voorst Vader
                                  Ian Barnett
                               Lawrence Burstein
                          Jose Ricardo Bosquet Bomeny
                          Carlos Gustavo Perret Simas

Compensation Committee Interlocks and Insider Participation

  During the year ended December 31, 1998, Messrs. van Voorst Vader and Rego participated in discussions concerning executive officer compensation. Each of the named persons did not participate in discussions concerning his own compensation.

Performance Graph

  The following graphs shows the cumulative total return to stockholders from April 8, 1994, the date of our initial public offering of our equity securities through December 31, 1998 with the cumulative total return of the Standard and Poor's 500 Stock Index and the Standard and Poor's Restaurants Index during the same period. This presentation assumes that $100 was invested on April 8, 1994, and that all dividends were reinvested.

                    CUMULATIVE TOTAL RETURN TO STOCKHOLDERS



                                   [GRAPHIC]

----------------------------------------------------------------------------
Total Return Analysis
                 4/8/94   12/31/94   12/29/95   12/30/96  12/31/97  12/31/98
----------------------------------------------------------------------------
Brazil Fast
 Food Corp.      $100.00   $100.71    $118.35   $ 82.35    $ 70.59   $ 16.18
----------------------------------------------------------------------------
S&P 500          $100.00   $104.93    $144.31   $177.42    $236.60   $304.21
----------------------------------------------------------------------------
S&P Restaurants  $100.00   $ 99.46    $149.18   $147.40    $158.27   $248.03
----------------------------------------------------------------------------

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information as of May 28, 1999, based on information obtained from the persons named below, with respect to the beneficial ownership of our common stock held by

  . each person known by us to be the owners of more than 5% of our outstanding shares of common stock
  .  each director
  .  all executive officers and directors as a group

                                                   Amount and        Approximate
                                                   Nature of         Percentage
                                                   Beneficial            of
      Name and Address of Beneficial Owner        Ownership (1)         Class
      ------------------------------------        ------------       -----------
AIG Latin America Equity Partners, Ltd.
 80 Pine Street
 New York, NY 10016..............................  1,783,000(2)         13.75%
Peter Van Voorst Vader
 Prudente de Moraes
 1933/703
 Ipanema 22420-043
 Rio de Janeiro, Brazil..........................    675,500(3)          5.13%
Ian S. Barnett
 c/o Heptagon Securities Ltd.
 Broughton House
 608 Sackville Street London W1X 1DD
 United Kingdom..................................     63,611                *
Lawrence Burstein
 245 Fifth Avenue
 New York, NY 10016..............................    411,389(4)          3.14%
Omar Carneiro da Cunha
 c/o Bond Consultoria
  Empresarial S/C Ltda.
 Rua Voluntarios da Patria
 89 Sala 604
 Botatogo-RJ
 Brazil 22210-00.................................    563,980(5)          4.37%
Jose Ricardo Bosquet Bomeny
 c/o Big Burger Ltda.
 Rua Lauro Muller
 116/2005
 Rio de Janeiro, Brazil..........................  1,572,500(6)         12.02%
Carlos Gustavo Perret Simas
 Av. Presidente Wilson
 231-9o
 Rio de Janeiro, Brazil                                  -- (7)             *
All executive officers and directors as a group
 (8 persons).....................................  5,074,980(2)-(7)     37.35%

--------
* Less than 1%

(1) Beneficial ownership means the sole or shared power to vote or direct the voting of a security or the sole or shared power to invest or dispose or direct the investment or disposition of a security. Except as otherwise indicated, we believe that all named persons have sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and record and beneficial ownership with respect to their shares. Also includes any shares issuable upon exercise of options and warrants that are currently exercisable or that will become exercisable within 60 days of April 28, 1999.

(2) Includes options to acquire 26,250 shares issued to Mr. Simas but assigned by him to AIGLAEP. See Note (7) below.

(3) Includes 426,450 shares owned by Shampi, L.G. Smith Boulevard, Punta Brabo, Oranjstad, Aruba, of which Mr. van Voorst Vader is the sole shareholder.

(4) Includes 44,444 shares owned by members of Mr. Burstein's family. Mr. Burstein disclaims any voting or investment power over these shares.

(5) Includes 12,500 shares owned by Bond Consultoria; also includes 476,450 shares owned by Seaview Ventures Group Inc., The Creque Building, P.O. Box 116, Road Town, Tortola, British Virgin Islands. Mr. Cameiro da Cunha, together with Mr. van Voorst Vader, are the sole shareholders of Bond Consultoria.

(6) Includes 1,520,000 shares owned by BigBurger of which Mr. Bomeny is a principal shareholder.

(7) Excludes 1,756,750 shares owned by AIGLAEP; also excludes 26,250 options to acquire shares issued to Mr. Simas but assigned by him to AIGLAIEP. Mr. Simas, who disclaims voting or investment power over all of these securities, serves as AIGLAEP's designee upon our board of directors.

Stockholders' Agreement

  The stockholders' agreement discussed above provides that the parties to the agreement shall vote their respective shares of our common stock to elect to our board, respectively, two designees of Shampi, two designees of Mr. Burstein and certain other of our former executive officers and directors, one designee of BigBurger and one designee of AIGLAEP.

           COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC rule to furnish us with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required for those persons, we believe that during the year ended December 31, 1998, all filing requirements applicable to officers, directors and greater than 10% beneficial owners were complied with except that Mr. Rego was not timely in filing his initial report of ownership and each officer and director (other than Mr. Simas) was not timely in filing his monthly report of two transactions, respectively.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at our year 2000 annual meeting of stockholders pursuant to the provisions of Rule 14a-8, promulgated under the Exchange Act, must be received by our offices in Rio de Janeiro, Brazil by January 30, 2000 for inclusion in our proxy statement and form of proxy relating to such meeting.

                             BRAZIL FAST FOOD CORP.
                          Av. Brasil, 6431-Bonsucesso
                                 CEP 21040-360
                             RIO DE JANEIRO, BRAZIL


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Peter van Voorst Vader, Carlos Henrique da Silva Rego and Lawrence Burstein as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side hereof, all the shares of Common Shares of Brazil Fast Food Corp. ("the Company") held of record by the undersigned on May 28, 1999 at the Annual Meeting of Stockholders to be held on Friday, June 25, 1999 or any adjournment thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

                         (To Be Signed on Reverse Side)

-------------------------------------------------------------------------------

                        FOR all nominees                  WITHHOLD
                       listed at right (except            AUTHORITY
                       as marked to the            to vote for all nominees
                       contrary at right)              listed at right          Nominees: Omar Carneiro da Cunha
1.   Election of                                                                          Peter van Voorst Vader
     Directors:              [_]                             [_]                          Ian S. Barnett
                                                                                          Lawrence Burstein
(INSTRUCTION: To withhold authority to vote for any individual                            Jose Ricardo Bosquet
nominee, strike such nominee's name from the list at right)                                   Bomeny
                                                                                          Carlos Gustavo Perret
                                                                                              Simas

2.   To consider and vote upon a proposal to
     amend the Company's Certificate of
     Incorporation to effectuate a one-for-four      [_]        [_]         [_]
     reverse split of the Company's
     common stock.

3.   To transact such other business as may properly come before the Meeting.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE_____________________ DATE ____________________  _________________________ DATE_____________
                                                          Signature If Held Jointly

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.